Exhibit 10.1
Executive Employment Agreement Addendum
Whereas, Employee is employed by Xencor as its Senior Vice President, General Counsel & Corporate Secretary and Employee is subject to an Employment Letter, dated August 5, 2019 a copy of which is attached as Attachment 1 (“Employment Letter”);
Whereas, under the Employment Letter, Employee is entitled to certain severance benefits in connection with a Termination without Cause and a Termination without Cause in connection with a Change in Control1;
Whereas, Employee and Xencor desire to amend the Employment Letter to provide for certain severance benefits to be granted to Employee upon Employee’s resignation for “Good Reason” as defined in this Addendum.
Now, therefore, in recognition of the covenants contained herein, Employee and the Company agree as follows:
1.Definitions
1.1.“Good Reason” for purposes of Employee’s resignation, as used in this Addendum, shall mean the occurrence of any of the following events without Employee’s consent:
(a)any material reduction of, or material adverse change to Employee’s authority, duties, or responsibilities, where such material reduction in authority or job responsibilities is accompanied by a change in title;
(b)a material reduction in Employee’s annual base salary, other than pursuant to a Company-wide reduction of annual base salaries for employees of the Company generally;
(c)the relocation of the Company’s executive offices by a distance of 50 miles or more, which relocation requires an increase in Employee’s one-way driving distance by more than 25 miles;
However, any resignation by Employee shall only be deemed to be for Good Reason if: (i) Employee gives the Company written notice of the intent to resign for Good Reason within 60 days following the first occurrence of the condition(s) that Employee believes constitutes Good Reason, and which notice shall describe such conditions; (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (“Cure Period”) of such condition(s) from Employee; and (iii)
1 Capitalized terms shall be given the definition in the Employment Letter unless otherwise defined herein.

Employee actually resigns her employment within the first 15 days after expiration of the Cure Period.
1.2.“Change in Control” for purposes of this Addendum means:
(a)A sale of all or substantially all of the assets of the Company;
(b)A merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the entity surviving such transaction;
(c)A reverse merger in which the Company is the surviving entity but the holder’s of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the Company; or
(d)An acquisition by any person, entity, or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing over 50% of the combined voting power entitled to vote in the election of directors.
Notwithstanding the foregoing, any transaction or series of related transactions, the primary purpose of which (i) is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately prior to such transaction or (ii) is to raise capital for the Company in a bona fide equity financing shall not be a “Change in Control” for purposes of this Addendum.
2.Resignation for Good Reason. In the event Employee resigns for Good Reason, other than during the Change in Control Period (as defined in Section 3 below), then subject to Employee’s delivery of an effective Release pursuant to section 4 below, Employee shall be entitled to the following severance benefits:
2.a.A cash payment equivalent to 12 months of Employee’s base salary at the rate in effect as of the effective date of such termination of employment; and
2.b.If Employee is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your termination, the Company will pay COBRA group health insurance premiums for Employee and Employee’s eligible dependents until the earliest of (A) the close of the 12 month period following the termination of Employee’s employment (the “COBRA Payment Period”), (B) the expiration date of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. References to COBRA premiums shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs of penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premiums of that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue on until the earlier of expiration of the COBRA Payment Period or the date when Employee becomes eligible for the substantially equivalent health insurance coverage in connection with new employment or self-employment. As a condition to receipt of these severance-related benefits.
3.Resignation for Good Reason in Connection with Change in Control. In the event Employee resigns for Good Reason during the period beginning on the execution of a definitive written agreement that if consummated in accordance with its terms would result in a Change in Control and ending on the earlier of (i) the termination of such agreement or (ii) 12 months following the consummation of a Change in Control pursuant to such agreement (such period of time, the “Change in Control Period”), then subject to Employee’s delivery of an effective Release pursuant to section 4 below, Employee shall be entitled to receive the following severance benefits:
3.1.The benefits detailed in Section 2 above for a resignation for Good Reason not in connection with a Change in Control.
3.2.If the resignation occurs prior to the one-year anniversary of Employee’s Start Date, the number of vested option shares available for Employee to immediately exercise shall be calculated as if Employee had remained employed by the Company for 1 additional year.
3.3.In the event the resignation in connection occurs after the one year-anniversary of the Start Date, 100% of Employee’s option shares shall be fully vested and immediately exercisable.
4.Release. As a condition of Employee’s receipt of any payments or receipt of benefits under Sections 2 or 3 of this Addendum, Employee shall execute a release in the form substantially similar to the release attached as Attachment 2 (“Release”) within the applicable time period set forth in the Release, and shall permit the Release to become fully effective in accordance with its terms, which in no event shall be later than 60 days following Employee’s termination of employment.
In Witness Whereof, each of the parties has executed this agreement, in the case of the company by its duly authorized officer.

Executive:

/s/ Celia Eckert
Celia Eckert

November 7, 2023
Date

Company:
Xencor, Inc.

By	/s/ Bassil I. Dahiyat

Name	Bassil I. Dahiyat

Title	President & Chief Executive Officer

Attachment 1

revised

August 5, 2019

Ms. Celia Eckert PO Box 9596
Rancho Santa Fe, California 92067 Dear Ms. Eckert,
Congratulations! I am pleased to confirm our offer of a position as Vice President, General Counsel and Corporate Secretary reporting to the President & CEO. The specifics of this offer, subject to approval by the Board of Directors, are as follows:
•Start date of September 3rd, 2019
•Annual base salary of Three Hundred Seventy Five Thousand dollars ($375,000), less standard withholdings and deductions, payable in accordance with the Company’s standard payroll procedures.

•Eligibility for discretionary increases and performance bonuses (target 40%) in accordance with the Company’s programs less standard withholdings and deductions, with metrics dependent upon corporate and individual performance. You are eligible for a prorated portion of the 40% target in 2019 and will be eligible for the full 40% target in 2020. Any bonus you earn will be paid out in cash and/or stock in accordance with the Company’s standard practice.

•Options for Ninety One Thousand Two Hundred Ninety Two (91,292) shares of Xencor Common Stock valued at approximately $1.9MM (based on the 6/30/2019 Black-Scholes value of $21.36) vesting over the Company’s standard vesting schedule; (i) twenty five percent (25%) of the options shall vest on the one-year anniversary of the Start Date: (ii) the balance of the option shares shall vest at the rate of 1/48th on the final date of each month thereafter: and (iii) you must be employed by the Company on each applicable vesting date. The exercise price of the option shares is equal to the fair market value of the Common Stock on the grant date. The options shall be subject to and governed by the Company’s 2013 Equity Plan (the “Plan”).

•The Company shall reimburse you the amount of the following expense you incur on or before 24 months from your start date, up to One Hundred Thousand dollars ($100,000) (the “Relocation Payments”): (i) reasonable costs associated with the sale of your current primary residence, including reimbursement of payment of real estate commissions to your real estate agent; but specifically excluding any “loss” as a result of your sale of your primary residence (as determined by comparing the original purchase price paid by you for your primary residence, compared to the price at which you sell your primary residence) and (ii) relocation costs (including temporary housing, move and travel). All such Relocation Payments that are subject to taxation will be grossed up accordingly upon submission of expense receipts for reimbursement set forth below. The Relocation Payments (and related tax gross up) are an advance and will be paid to you, as applicable, prior to being earned by you.

If you cease to be employed by the Company for any reason prior to the twelve (12) month anniversary of the Commencement Date, you must repay to the Company all Relocation Payments that the Company had provided to you as of the employment termination date.
•Eligibility to participate in the Company Employee Stock Purchase Plan (ESPP). The Plan allows for purchase of Company stock at a discount less than the fair market value of the Company’s stock on the purchase date, subject to certain limitations.

•Eligibility for participation in the Company’s employee benefits plan including medical, dental and life insurance, subject to the terms, conditions and limitations of the plans. The Company reserves the right to modify its benefits plan as needed.

•401(k) plan (matching by Xencor)
•Paid Personal Leave (PPL) accrual at 18 days/year
•9 holidays/year
•Termination without Cause:
In the event the Company terminates your employment without Cause, you shall be eligible for the following benefits: (i) a cash payment equivalent to twelve (12) months of your base salary at the rate in effect as of the effective date of such termination and
(ii) if you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the twelve (12) month period following the termination of your employment (the “COBRA Payment
Period”), (B) the expiration date of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
References to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs of penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premiums of that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue on until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for the substantially equivalent health insurance coverage in connection with new employment or self-employment. As a condition to receipt of these severance-related benefits, you must provide to the Company a fully- executed and non-revocable release of claims in a form acceptable to the Company.

•Change of Control:
In the event the Company terminates your employment without Cause in connection with a Change in Control of the Company (for purposes of this Agreement, “Change in Control” shall have the meaning specified in the Plan) which occurs prior to the one year anniversary of the Start Date, the number of vested option shares available for you to immediately exercise shall be calculated as if you had remained employed by the Company for one (1) additional year. In the event the Company terminates your employment in connection with a Change in Control which occurs after the one year anniversary of the Start Date, all (100%) of the option shares shall be fully vested and immediately exercisable. A termination of employment shall be deemed to be in connection with a Change in Control if it is initiated by the Company and is effective within ninety (90) days prior to twelve (12) months after the effective date of the Change in Control of the Company. As a condition to this accelerated vesting you must provide to the Company a fully-executed and non-revocable release of claims in a form acceptable to the Company.

This offer is contingent upon your executing a Proprietary Information and Inventions Agreement to be prepared by Xencor and completing a Federal Employment Eligibility Verification form (INS I-9).

By signing this letter, you understand and agree that your employment with Xencor is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Xencor’s option, and Xencor can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment at Xencor or any of its subsidiaries or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Xencor on the nature and terms of your employment with Xencor. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter.

By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed the Chief Executive Officer and you, which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

If this offer is suitable, please sign and date this letter and retain the copy for your records. Sincerely,

/s/ Bassil I. Dahiyat
Bassil I. Dahiyat

I have read and understand the terms of employment described in this letter and consent to all of the terms and provisions contained herein.

/s/ Celia Eckert	August 6, 2019
Signature of acceptance	Date

Attachment 2
Release and Waiver of Claims
In consideration of the receipt of benefits set forth in the Employment Letter, dated August 5, 2019 and the Executive Employment Agreement Addendum (the "Agreement") to which this form is attached, I, Celia Eckert, hereby furnish XENCOR, INC. and any and all affiliated, subsidiary, related, or successor corporations (collectively, the "Company''), with the following release and waiver ("Release and Waiver''). I understand that if I timely sign, date and return this Release and Waiver, and I do not revoke it, I will receive certain benefits pursuant to the terms and conditions of the Agreement. I understand that I am not entitled to such benefits unless I timely sign this Release and Waiver and allow it to become effective.
1.General Release and Waiver. In exchange for the consideration to be provided to me under the Agreement that I am not otherwise entitled to receive, I, on behalf of myself, my agents, assignees, successors, heirs, executors, administrators, beneficiaries, and trustees, hereby generally, finally, completely, irrevocably, unconditionally, release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the "Released Parties"), from any and all claims, allegations, complaints, proceedings, charges, actions, causes of action, demands, debts, covenants, contracts, liabilities or damages of any nature whatsoever, which Employee had, has or may have against the Releasees through the date hereof, known or unknown, foreseen or unforeseen, disclosed or undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the signing of this Agreement arising out of or relating to Employee’s employment with the Company or the termination of that employment (“Claims”). The released claims include, but are not limited to: (1) all Claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment, including the terms and conditions outlined in the Employment Letter; (2) all Claims related to Employee’s compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all Claims for breach of contract, wrongful termination, or breach of the implied covenant of good faith and fair dealing, or any other common law, tort, or statutory claim; (4) all federal, state, and local statutory claims, including, but not limited to, Claims involving discrimination, harassment, retaliation, attorneys’ fees, or any other Claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), the Employee Retirement Income and Security Act of 1974 (as amended), the Americans with Disabilities Act (as amended), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (as amended), the Fair Credit Reporting Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the

California Fair Housing and Employment Act, and the California Labor Code, each as amended from time to time, and any other federal, state or local legislation concerning employment or employment discrimination); and (5) any Claims, asserted benefits, or rights arising by or under contract or implied contract, any alleged oral or written contract or agreement for employment or services, any Claims arising by or under promissory estoppel, detrimental reliance, or under any asserted covenant of good faith and fair dealing, and any Claims for defamation, fraud, fraudulent inducement, intentional infliction of emotional distress, or any other tortious conduct, including personal injury of any nature and arising from any source or condition, or pursuant to any other applicable employment standards or human rights legislation, or for severance pay, salary, bonus, commission, incentive, or additional compensation, vacation pay, insurance or benefits.

Excluded Claims and Protected Activities. Notwithstanding the foregoing, Employee does not release and Claims do not include: (i) any rights which cannot be waived as a matter of law; (ii) any claim or right that may arise after the execution of this Agreement; (iii) any claim or right that Employee may have under this Agreement; or (iv) any rights or claims for indemnification that Employee may have pursuant to a written indemnification agreement with the Company, the Company’s bylaws, or other applicable law. Nothing in this Agreement prevents Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from discussing the terms and conditions of her employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Employee also understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to the maximum extent permitted by law, she is otherwise waiving any and all rights to individual relief based on any Claims that will be released and any rights you waived by signing this Agreement. Notwithstanding anything herein to the contrary, Employee further acknowledges that even though she is waiving a broad range of potential claims hereunder, she does not have any Claim of sexual harassment, hostile work environment or discrimination.

2.ADEA Waiver. The release in this Release and Waiver also includes a waiver of claims against the Releasees under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”) (collectively, “ADEA Waiver”). Therefore, pursuant to the requirements of the ADEA and the OWBPA, I specifically acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled and is adequate for the ADEA waiver contemplated by this Release and Waiver. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that may arise after the date I sign this Release and Waiver; (b) I have been advised to consult with an attorney of my choosing concerning the legal significance of this Release and Waiver prior to signing; (c) I have twenty-one (21) days to consider this Release and Waiver (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release and Waiver to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release and Waiver.

3.Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

4.Non-disparagement. I agree not make, or encourage any other individual to make, any public or private comments, orally or in written form (including, without limitation, by e-mail or other electronic transmission), about the Company or any of its officers, directors, or managers in any manner likely to be harmful to the Company’s business, business reputation, or the personal reputation of any such officers, directors, or managers. I also agree not to take any action, directly or indirectly, that would “disparage” the Company or any of its officers, directors, or managers.  “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Further, I understand that nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

5.Other Agreements and Representations. I further represent and agree to following:
(a)subject to the protected activities listed above in Section 1, not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents;
(b)to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and
(c)I hereby acknowledge and reaffirm my continuing obligations under the terms of my Proprietary Information and Inventions Agreement (“PIIA”), a copy of which is attached as Exhibit 1 to this Release and Waiver; and
(d)I understand that I am not entitled to any other payments, benefits and/or other consideration from the Company that are not specifically listed in the Agreement. Without limiting the generality of the foregoing, I hereby expressly waive any right or claim that I may have or assert to employment and/or reinstatement to employment, and/or to payment for backpay, front pay, interest, equity, bonuses, damages, benefits, outplacement, severance pay, vacation payments, PTO payments, sick pay, and/or attorneys’ fees, except for those qualified retirement benefits in which I have vested rights under the terms of the applicable plan and applicable law. I further agree and acknowledge that once the Company has provided me the payments and other consideration set forth in the Agreement, the Company will have paid me in full any and all monies owed to me in connection with my employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company, except as otherwise specifically stated in the Agreement.
6.Miscellaneous. The Release and Waiver attached to the Agreement as Attachment 2, along with Attachment 1, the Employment Letter, and the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company. This Release and Waiver shall bind my heirs, personal representatives, successors and assigns of both myself and the Company, and inure to the benefit of both myself and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Release and Waiver shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Release and Waiver, any ambiguities shall not be construed against either party as the drafter. If any provision of this Release and Waiver is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.
By signing this Agreement, I also state and agree to the following: (a) I have read the Release and Waiver and understand all of its terms—including the fact that I am not waiving or releasing any rights or claims that may arise after its execution; (b) I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Agreement and was given a reasonable time of not less than 5 business days in which to do so; (c) I agree with everything in this Release and Waiver; and (d) I am executing this Agreement, including the waiver and release, knowingly and voluntarily in exchange for good and valuable consideration in addition to anything else of value to which she is otherwise entitled.
Understood and Agreed:

/s/ Celia Eckert
Celia Eckert

November 7, 2023
Date

Exhibit 1

XENCOR, INC
Proprietary Information and Inventions Agreement

In consideration of my current or future employment with Xencor, Inc. (“Xencor”) (together with its present and future parents, subsidiaries, and affiliates, the “Company”), the training and access to confidential information I receive from the Company, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I hereby agree to this Proprietary Information and Inventions Agreement (“Agreement”) as follows:

1.Proprietary Information. The term “Proprietary Information” shall mean trade secrets, research, inventions, confidential information, confidential knowledge, data or any other information or materials that the Company treats or considers as proprietary or confidential, whether or not patentable or registerable under copyright or similar statutes, however it is embodied and irrespective of whether it is labeled as “proprietary” or “confidential”. By way of illustration but not limitation, “Proprietary Information” shall include all (a) inventions, mask works, trade secrets, know-how, ideas, confidential knowledge, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, other works of authorship, organisms, plasmids, expression vectors, cell lines, and chemical, biological and other material and their progeny, clones and derivatives, including all genetically-engineered plant and animals (the Proprietary Information found in this paragraph 1(a) shall individually and collectively be referred to herein as “Inventions”); and (b) information regarding the Company’s plans for research, development, manufacturing, engineering, new products, marketing and selling, the Company’s business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

2.Recognition of Company’s Rights; Nondisclosure. I acknowledge that as a result of my responsibilities at the Company, I am likely to be exposed and given access to the Proprietary Information of the Company. I understand and agree that my access to the Proprietary Information is for the sole and exclusive purpose of producing technology and performing other work for the benefit of the Company and that the Company has a substantial ongoing investment in the development of such Proprietary Information which would be injured irreparably if this Agreement were breached. At all times during the term of my employment and thereafter, I will hold the Company’s Proprietary Information in the strictest confidence and will not, except with the written permission of a then current officer of the Company, use, exploit or disclose (which term throughout this Agreement includes, but is not limited to, lecturing or publishing upon) any such Proprietary Information to anyone other than Company personnel who need to know such information in connection with their work for the Company or use such Proprietary Information except in connection with any work for the Company.

I further acknowledge that Proprietary Information is solely the property of the Company and I agree that at no time either during the period of my employment nor thereafter will I challenge or engage in any other acts which question or impugn the validity or ownership of the Company’s rights in any Proprietary Information. I further acknowledge that any and all improvements or modifications to Proprietary Information that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, either during or after the period of my employment with the Company shall constitute Proprietary Information.

3.Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold all Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, any Third Party Information unless expressly authorized by a then current officer of the Company in writing.

4.Assignment of Inventions.

(1)Except as provided below in paragraph 4(b) of this Agreement, I hereby assign to Xencor, Inc. all my right, title and interest in and to any and all Inventions whether or not patentable or registerable under copyright or similar statutes, that I make or conceive or reduce to practice or reduce to specific form or learn, either alone or jointly with others, during or after my employment, whether developed in whole or in part using the company’s equipment, supplies, facilities, or trade secret information; or relating at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or resulting from any work performed by me for the Company. I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(1)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in art invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(b)Result from any work performed by the employee for the employer.

(2)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(2)I have set forth on Exhibit A attached hereto, a complete list of all restrictions, express or implied, which would prevent me from complying with all of the requirements of paragraph 4(a) of this Agreement in whole or in part. If disclosure of such restrictions, express or implied, in Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such restrictions but am to inform the Company that such restrictions exist and have not been listed. Exhibit A is incorporated into this Agreement by reference as if fully set forth herein. I will promptly inform the Company in writing of any such restrictions that arise between the time I sign this Agreement and the time my employment with the Company commences.

(3)I also assign to or assign as directed by the Company all my right, title and interest in and to all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(4)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

(5)If I am not an “employee” within the meaning of the Copyright Act, I agree that all original works of authorship that the Company specially orders or commissions me to make (solely or jointly with others) which (i) are protectable by copyright and (ii) are eligible to be a “work made for hire” under § 101 of the Copyright Act are “works made for hire.” As to any original works of authorship that the Company specially orders or commissions me to make (solely or jointly with others) that are protectable by copyright but which are not eligible to be “works made for hire” under § 101 of the Copyright Act, I hereby agree to and do assign all my right, title and interest in such works, including but not limited to my copyright interest, to Xencor, Inc. or its designee.

5.Enforcement of Proprietary Rights. To assist the Company in exercising its ownership rights to all Proprietary Information that I make, conceive, reduce to practice or to specific form, alter or modify, I will, if requested by the Company, execute, verify and deliver assignments of all such rights in the United States and elsewhere, including but not limited to patent and copyright rights, in such Proprietary Information to Xencor, Inc. or its designees. I will also assist the Company in every proper way to obtain and from time to time enforce its United States and foreign rights relating to Proprietary Information in any and all countries, irrespective of whether I had any role in the development or modification of such Proprietary Information. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof to Xencor, Inc.. My obligation to assist the Company with respect to all its rights in Proprietary Information in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in Section 5 hereof, I hereby irrevocably designate and appoint Xencor, Inc. and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Xencor, Inc. any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to Xencor, Inc.

6.Obligation to Keep Company Informed. I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, either during or after the period of my employment with the Company. In addition, after any termination of my employment, I will promptly disclose to the Company fully and in writing, the full particulars of all patent applications I desire or intend to file which, if filed, would ultimately result in the disclosure or claiming of Proprietary Information. I acknowledge and agree that I will not make any such filings without the express prior written consent from the Company, and I further acknowledge and agree that the Company shall at all times retain the sole and exclusive authority to grant or deny any such request for consent, with or without qualification, to submit such filings.

I will also promptly disclose to the Company fully and in writing any inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

7.Prior Inventions. The term “Prior Inventions” shall mean any and all trade secrets, know-how, ideas, confidential knowledge, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, other works of authorship, organisms, plasmids, expression vectors, cell lines, and chemical, biological and other material and their progeny, clones and derivatives, including all genetically-engineered plant and animals, patented or unpatented, which I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company. To preclude any possible uncertainty over what is a Prior Invention, I have set forth on Exhibit B attached hereto a complete list of all Prior Inventions that I consider to be in whole or part my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit B would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am to inform the Company that all such Prior Inventions have not been listed for that reason. Exhibit B is incorporated into this Agreement as if fully set forth herein. I will promptly inform the Company in writing of any Prior Inventions that occur between the time I sign this Agreement and the time my employment with the Company commences.

8.Unauthorized Use or Disclosure. I shall immediately notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce the provisions of this Agreement.
9.Mandated Disclosures. Should I be subject to any governmental, administrative or court order or action purporting to require or authorize the disclosure of any Proprietary Information, in whole or in part, I will immediately notify the Company’s legal department and will immediately provide the Company with all documents and other pertinent information in my possession or control to permit the Company to take such steps as it deems necessary in its sole discretion to block or pursue the confidentiality of such disclosure.

10.Defend Trade Secrets Act (DTSA) Notice. Notwithstanding any other provisions of this Agreement, I have been informed and fully understand that pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

11.Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity that competes with the Company’s business.

12.No Improper Use of Materials. I acknowledge that the Company forbids me to use or disclose any information that is proprietary to any competitor of the Company or to any other third party. Therefore, during my employment by the Company, I will not use or disclose any proprietary information, confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto, a complete list of all devices, materials, and documents of a former employer or other person or institution to whom I have an obligation of confidentiality that may be used in providing services to the Company pursuant to the express written authorization of my former employer or such other person. I will promptly notify the Company in writing of any devices, materials, and documents that are called for in Exhibit C that arise between the time I sign this Agreement and the time my employment with the Company commences. Exhibit C is incorporated into this Agreement by reference as if fully set forth herein. In addition, I will not seek nor knowingly use any information from job applicants, Company employees or other third parties, including but not limited to vendors, that is confidential to the present or former employers of such applicants or former employers of the employees or to such third parties.

13.No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

14.Return of Company Materials. When I leave the employ of the Company, I will deliver to the Company any and all copies and originals of drawings, notes, memoranda, lab notebooks, specifications, correspondence (including email messages), devices, equipment, formulas, molecules, cells, documents, and chemical, biological and other material and their progeny, clones and derivatives including all genetically-engineered plants and animals, and any other material containing or disclosing any Inventions, Proprietary Information or Third Party Information. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, email, voicemail, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s documentation for separating staff members.

15.Name and License. I hereby grant to the Company a non-exclusive worldwide license to use my name and likeness on or in connection with any advertising and promotional materials distributed by or on behalf of the Company in any medium.

16.Potential Liability. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets (a) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company’s damages and attorneys’ fees; and (b) is a crime under California Penal Code Section 499(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

17.Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, and due to the irreparable injury which would be suffered by the Company as a result of a breach of this Agreement, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

18.Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

19.Employment at Will. I understand and agree that my employment with the Company is at-will. Therefore, my employment can terminate, with or without cause, and with or without notice, at any time, at my option or Company’s option, and that Company can terminate or change all other terms and conditions of my employment, with or without cause, and with or without notice, at any time. I understand that the nature of my employment relationship with

Company will be governed by this paragraph and that this paragraph constitutes the entire agreement, arrangement, and understanding between me and Company on this subject matter and supersedes any prior or contemporaneous agreement, arrangement, and understanding on this subject matter. This at-will relationship will remain in effect throughout my employment with Company, unless it is modified by a written agreement signed by both Company’s President and me which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns or conduct.

20.General Provisions.

20.aGoverning Law and Forum. This Agreement will be governed by and construed according to the substantive laws of the State of California without resort to conflict of law principles and I hereby consent to the jurisdiction of the courts of California, both state and federal, for any claim sounding in tort or contract or created by state or federal law related in any way to my or the Company’s rights and obligations under the Agreement.

20.bEntire Agreement. This Agreement hereto, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. This agreement supersedes any other Proprietary Agreements signed during my employment with Xencor. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

20.cSeverability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

20.dAssignment. This Agreement may not be assigned by me but is fully assignable by the Company.

20.eSuccessors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

20.fSurvival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

20.gWaiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

20.hEffective Date. This agreement shall be effective as of the earliest of (1) the first day of my employment by the Company; or (2) the first day of my use of the facilities, technology, expertise, data, or Proprietary Information of the Company; or (3) the day I sign this Agreement.

20.iDescriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING AND SUBSEQUENT TO MY EMPLOYMENT AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT, SIGNED AND DATED EXHIBITS A, B, and C.

/s/ Celia Eckert
Signature

Celia Eckert
Printed Name

Address

08/19/2020
Date

ACCEPTED AND AGREED TO:

Xencor, Inc.

/s/ Bassil Dahiyat
By: Bassil Dahiyat
Title: President & Chief Executive Officer

EXHIBIT A

Xencor, Inc.
111 W. Lemon Ave., Monrovia, CA 91016

Attention: Board of Directors To whom it may concern:
The following is a complete list of all restrictions which would prevent me, in whole or in part, from assigning to or as directed by the Company (as defined in the attached Agreement) all my right, title and interest in and to any and all Inventions (as required by paragraph 4 of the Agreement):

✔    No restrictions.

Restrictions:

Due to confidentiality agreements with prior employer(s) or other person(s) or institution(s), I cannot disclose certain restrictions that would otherwise be included on the above-described list.

Number of additional sheets attached.

Very truly yours,

Signature:	/s/ Celia Eckert

Printed Name:	Celia Eckert

Date:	8/19/2020

EXHIBIT B

Xencor, Inc.
111 W. Lemon Ave., Monrovia, CA 91016

Attention: Board of Directors To whom it may concern:
The following is a complete list of all Prior Inventions (as defined in the attached Agreement):

✔    No Prior Inventions

        Prior Inventions:

Due to confidentiality agreements with prior employer(s) or other person(s) or institution(s), I cannot disclose certain Prior Inventions (as defined in the attached Agreement) that would otherwise be included on the above-described list.

Number of additional sheets attached.

Very truly yours,

Signature:	/s/ Celia Eckert

Printed Name:	Celia Eckert

Date:	8/19/2020

EXHIBIT C

Xencor, Inc.
111 W. Lemon Ave., Monrovia, CA91016

Attention: Board of Directors To whom it may concern:
I propose to bring to my employment with the Company (as defined in the attached Agreement) the following devices, materials and documents of my former employer(s) or other person(s) or institution(s) to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in providing services to the Company pursuant to the express written authorization of my former employer(s) or such other person(s) or institution(s) (copies of all such authorizations are attached hereto):

✔    No materials.

Materials:

        Number of additional sheets attached.

Number of pages of authorizations attached.

Very truly yours,

Signature:	/s/ Celia Eckert

Printed Name:	Celia Eckert

Date:	8/19/2020

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